OMB APPROVAL
                                                       OMB NUMBER:    3235-0058
                                                       EXPIRES:   June 30, 1994
                                                       ESTIMATED AVERAGE BURDEN
                                                       HOURS PER RESPONSE..2.50

                                                            SEC FILE NUMBER

                                                              CUSIP NUMBER

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING


(CHECK ONE):  [X] Form 10-K  [ ] Form 20-F [ ]Form 11-K [ ] Form 10-Q
              [ ] Form N-SAR

           For Period Ended:  December 31, 1996
           [ ] Transition Report on Form 10-K
           [ ] Transition Report on Form 20-K
           [ ] Transition Report on Form 11-K
           [ ] Transition Report on Form 10-Q
           [ ] Transition Report on Form N-SAR
           For the Transition Period Ended: ___________________________________

READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, Identify the Item(s) to which the notification relates:
   N/A
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PART I -- REGISTRANT INFORMATION
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FULL NAME OF REGISTRANT
   USR Industries, Inc.
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FORMER NAME IF APPLICABLE
  N/A
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ADDRESS OF PRINCIPAL EXECUTIVE OFFICES (STREET AND NUMBER)
  550 Post Oak Boulevard, Suite 545, Houston, Texas 77027
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CITY, STATE AND ZIP CODE

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed, (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on
[X] Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12(b)-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets If Needed)


                                                 (Attach Extra Sheets If Needed)
                                                                SEC 1344 (11-91)

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.